Exhibit 99.1

Hydrofarm Holdings Group Announces Second Quarter 2021 Results
Company Updates Full Year 2021 Outlook

FAIRLESS HILLS, PA —August 12, 2021--Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its second quarter ended June 30, 2021.
Second Quarter 2021 Highlights vs. Prior Year Period:
•Net sales increased 46.7% to $133.8 million compared to $91.2 million.
•Gross profit increased 65.5% to $29.6 million, or 22.1% of net sales, compared to $17.9 million, or 19.6% of net sales.
•Net income attributable to common stockholders was $2.3 million or $0.05 per diluted share compared to a $1.9 million or $0.08(1) per diluted share. Pro forma adjusted net income(2) was $12.5 million or $0.30 per pro forma diluted share compared to $4.0 million or $0.12 per pro forma diluted share.
•Adjusted EBITDA(2) increased 127.5% to $16.2 million compared to $7.1 million.
•Completed two acquisitions during the quarter: HEAVY 16 and House & Garden.
Recent Developments:
•Completed two acquisitions subsequent to quarter end: Aurora Innovations and Greenstar Plant Products.
•Completed Investor Warrant redemption, raising approximately $56.8 million in gross proceeds.
Revised Full Year 2021 Outlook vs. Prior Year:
•Significant increase in full year outlook with contribution from the four completed acquisitions.
•Net sales growth of 45% to 50%; Adjusted EBITDA(2) of $55.0 million to $62.0 million.
•Pro Forma(3) net sales $565 million and $590 million; Adjusted EBITDA(2)(3) of $80 million to $90 million.
(1)Net income attributable to common stockholders after adjustment for assumed conversions of $0.2 million.
(2)Adjusted EBITDA and Pro Forma Adjusted Net Income (Loss) are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the ”Reconciliation of Non-GAAP Measures” accompanying this release.
(3)Pro Forma net sales and Pro Forma Adjusted EBITDA assumes that all four acquisitions had occurred on January 1, 2021.
Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “We maintained momentum during the second quarter, as demonstrated by 47% increase in our top-line and significant improvement in our Adjusted EBITDA, which more than doubled on a dollar basis and increased considerably on margin basis. Our team also successfully executed against our acquisition strategy, completing four acquisitions during and subsequent to the second quarter, bringing four fantastic businesses in the nutrient and grow media categories under the Hydrofarm umbrella. These acquisitions not only help expand our proprietary consumable offerings and manufacturing prowess, but also demonstrate our position as the acquirer of choice in this highly fragmented industry. With positive top-line momentum, the execution of our multi-faceted strategy to increase our proprietary and preferred brand penetration via acquisition and in-house growth, while also boosting our robust commercial business, we believe Hydrofarm is uniquely equipped to capitalize on the long-term growth opportunity within the CEA industry.”
Recent Developments
Acquisition of Aurora Innovations
On July 1, 2021, the Company completed the acquisition of Aurora Innovations (together with several related entities, “Aurora”), a Eugene, Oregon-based manufacturer and supplier of organic hydroponic products. Through the Aurora acquisition, Hydrofarm added several key branded and self-manufactured products to its line-up, including Roots Organics and Procision grow media, Soul nutrients, Procision perlite and Aurora Peat Products soil mixes. The acquisition also added to the Company’s domestic manufacturing footprint with newly acquired manufacturing facilities located in the Northeastern and the Northwestern US along with a peat moss harvesting operation in Canada.
Investor Warrant Redemption
On July 19, 2021, the Company completed its previously announced redemption of its outstanding warrants to purchase shares of the Company’s common stock that were issued in connection with a private placement of units. Prior to the redemption date 3,367,647 Investor Warrants were exercised, generating approximately $56.8 million of gross proceeds to Hydrofarm and simplifying the Company’s capital structure.
Acquisition of Greenstar Plant Products
On August 3, 2021, the Company completed the acquisition of a Canadian nutrient company, Greenstar Plant Products, Inc. With this acquisition, Grotek, Gaia Green, Earth Safe and Supergreen plant nutrients will join Hydrofarm’s lineup of high performance, proprietary branded and self-manufactured products. Prior to the acquisition, Hydrofarm had a distribution relationship with Greenstar via a preferred brand agreement to sell the Grotek brand and a distribution agreement to sell the Gaia Green brands, with Hydrofarm’s distribution representing approximately 50% of Greenstar’s annual sales. This transaction is the second example of Hydrofarm’s ability to strategically onboard like-minded brand owners initially via a distribution relationship. The acquisition also adds a nutrient manufacturing facility in Western Canada to the Company’s facility footprint.
Second Quarter 2021 Financial Results
Net sales in the second quarter of 2021 reached an all-time quarter high at $133.8 million, representing an increase of $42.6 million or 46.7% compared to the second quarter of 2020, driven by an approximate 40.5% increase in volume of products sold (including sales from acquisitions closed within the quarter and preferred brands added in the year-to-date period), an approximate 3.5% growth from favorable foreign exchange rates, and an approximate 2.7% increase in price/mix of products sold. The growth in volume of products sold was related to increased demand from multiple end-markets, including, but not limited to, California, Oklahoma, Michigan and Canada, and higher demand for our proprietary and preferred branded products which was primarily due to recently acquired proprietary brands and added preferred brands. The increase in price was primarily related to list price increases.
Gross profit increased $11.7 million or 65.5% to $29.6 million compared to the second quarter of 2020, driven by the increase in net sales and an approximate 250 basis point improvement in gross margin to 22.1% compared to

19.6% in the second quarter of 2020. The year-over-year improvement in gross margin resulted primarily from a more favorable sales mix of proprietary and preferred brand products which typically carry a higher gross margin than our distributed branded products.
Selling, general and administrative (“SG&A”) expense was $27.3 million in the second quarter of 2021 compared to $12.8 million in the second quarter of 2020. The increase in SG&A expense was primarily related to acquisition and integration costs related to acquisitions completed in the quarter and subsequent to the quarter, but also included higher compensation costs, share-based compensation, and insurance costs as a result of the Company’s recent growth and public company status in 2021 (versus private company status for most of 2020). SG&A expense, excluding acquisition and integration-related costs, share-based compensation and depreciation/amortization expenses, improved to 10.8% of net sales from 12.1% of net sales in the prior year period as we experience the benefits of scale.
Net income attributable to common stockholders was $2.3 million or $0.05 per diluted share in the second quarter of 2021 compared to $1.9 million or $0.08(1) per diluted share in the second quarter of 2020. Pro Forma Adjusted Net Income(2) was $12.5 million or $0.30 per pro forma diluted share in the second quarter of 2021 compared to $4.0 million or $0.12 per pro forma diluted share in the second quarter of 2020.
Adjusted EBITDA(2) reached an all-time quarter high at $16.2 million, or 12.1% of net sales, for the second quarter of 2021 representing a more than two-fold dollar increase from $7.1 million, or 7.8% of net sales, in the second quarter of 2020. The improvement in Adjusted EBITDA was driven by an increase in net sales, the improvement in gross profit margin and leverage realized on SG&A expense, excluding acquisition-related expenses, share-based compensation and depreciation/amortization expenses.
Key Second Quarter 2021 Events
Acquisition of HEAVY 16
On May 3, 2021, the Company completed the acquisition of Field 16, LLC, the manufacturer and distributor of HEAVY 16, a line of premium plant nutrients (collectively “HEAVY 16”). The strategic combination of Hydrofarm’s leading distribution capabilities and HEAVY 16’s branded nutrient manufacturing capabilities is expected to enable the HEAVY 16 brand to grow more rapidly across the combined company’s customer base.
Follow-on Offering of Common Stock
On May 3, 2021, the Company completed a public offering of its common stock. A total of 5,526,861 shares were sold in the offering at a price of $59.00 per share, including 720,894 shares sold pursuant to the full exercise of the underwriters’ option. All of the shares in the offering were offered by Hydrofarm. The net proceeds to the Company from this offering, after deducting the underwriting discounts and commissions and offering expenses payable by the Company, were approximately $309.8 million.
Acquisition of House & Garden
On June 1, 2021, the Company completed the acquisition of House & Garden, Inc., Humboldt Wholesale, Inc., Allied Imports & Logistics, Inc., and South Coast Horticultural Supply, Inc. (collectively “House & Garden”), a Humboldt County, Calif.-based producer of quality nutrients under the House & Garden and Mad Farmer brands. House & Garden offers a strong product line of plant nutrients that is expected to strengthen the Company’s position in the nutrient sector and its expansive distribution network across nearly 40 states and 10 countries provides an opportunity for Hydrofarm to extend its global reach and market penetration.

Balance Sheet and Liquidity
As of June 30, 2021, the Company had cash of approximately $195.4 million and an aggregate principal amount of debt outstanding of $1.7 million, as well as $50.0 million of available borrowing capacity under its revolving credit facility. The Company received approximately $54.8 million in net proceeds from the investor warrant redemption completed on July 19, 2021. The Company utilized cash on hand, the net proceeds from the recent investor warrant redemption and a portion of the existing revolving credit facility to fund the acquisitions completed on July 1st and August 3rd for Aurora and Greenstar, respectively. The Company is currently evaluating its debt financing options to fuel continued growth and M&A.
Full Year 2021 Outlook
In light of the Company’s recent performance and acquisition activities, the Company is providing the following updated outlook for the full fiscal year 2021:
•Net sales growth between 45% and 50%.
•Adjusted EBITDA(4) of $55.0 million to $62.0 million, representing margin expansion to approximately 11.0% to 12.1% for the full fiscal year.
(4)Adjusted EBITDA is a non-GAAP measure. For reconciliations of GAAP to non-GAAP measures see the ”Reconciliation of Non-GAAP Measures” accompanying this release.
The Company’s 2021 outlook includes the following updated assumptions:
•Partial period contributions from the following acquisitions completed in Q2 and Q3:
◦Heavy 16 – net sales and EBITDA contribution for May through December 2021
◦House & Garden – net sales and EBITDA contribution for June through December 2021
◦Aurora Innovations – net sales and EBITDA contribution for July through December 2021
◦Greenstar – net sales and EBITDA contributions for August through December 2021
•Moderating organic growth in the second half (as indicated last quarter) augmented by acquisition growth from the completed transactions highlighted above.
•Capital expenditures of approximately $8.0 to $10.0 million (up from $4.0 to $5.0 million) to support expansion to recently acquired manufacturing operations in addition to distribution center expansions outlined in our previous May outlook; and
•An effective tax rate of 10% to 14% of pre-tax book income enabled by the utilization of tax credits and carryforwards.
Since the Company has recently completed four acquisitions (with only a partial year contribution from each acquisition embedded within the outlook above), the Company estimates that on a pro forma full year basis as if all four acquisitions had occurred on January 1, 2021, the Company would expect to generate between approximately $565 and $590 million of net sales and $80 and $90 million of Adjusted EBITDA(4).
With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2021 today at 4:30 p.m. Eastern Standard Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-389-0879. A replay will be available after the call until Thursday, August 19, 2021 and can be accessed by dialing 412-317-6671. The passcode is 13721342. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.
About Hydrofarm
Hydrofarm is a leading independent distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Media Contact
The LAKPR Group
Hannah Arnold, 202-559-9171, harnold@lakpr.com
Lynn Trono, 323-672-8226, ltrono@lakpr.com
-or-
Hydrofarm Marketing
Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net sales	$133,800	$91,208	$245,189	$158,105
Cost of goods sold	104,210	73,333	192,376	128,666
Gross profit	29,590	17,875	52,813	29,439
Operating expenses:
Selling, general and administrative	27,258	12,838	44,084	24,560
Impairment, restructuring and other	1	83	16	92
Income from operations	2,331	4,954	8,713	4,787
Interest expense	(54)	(2,506)	(144)	(5,309)
Loss on debt extinguishment	—	—	(680)	—
Other income, net	43	305	127	326
Income (loss) before tax	2,320	2,753	8,016	(196)
Income tax expense	(63)	(186)	(819)	(330)
Net income (loss)	2,257	2,567	7,197	(526)
Cumulative dividends allocated to Series A Convertible Preferred Stock	—	(674)	—	(1,308)
Net income (loss) attributable to common stockholders	$2,257	$1,893	$7,197	$(1,834)

Net income (loss) per share attributable to common stockholders:
Basic	$0.06	$0.08	$0.20	$(0.09)
Diluted	$0.05	$0.08	$0.18	$(0.09)
Weighted-average shares of common stock outstanding:
Basic	37,862,417	20,688,439	35,792,374	20,688,439
Diluted	42,044,929	20,877,167	40,523,686	20,688,439

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$193,590	$75,178
Restricted cash	1,777	1,777
Accounts receivable, net	33,637	21,626
Inventories	121,497	88,618
Notes receivable	306	3,151
Prepaid expenses and other current assets	10,335	9,567
Total current assets	361,142	199,917
Property and equipment, net	6,187	3,988
Operating lease right-of-use assets	28,994	18,289
Goodwill	147,032	—
Intangible assets, net	107,312	52,421
Other assets	5,106	1,180
Total assets	$655,773	$275,795
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$33,781	$22,638
Accrued expenses and other current liabilities	28,401	21,615
Current portion of lease liabilities	5,305	3,701
Current portion of long-term debt	1,146	746
Total current liabilities	68,633	48,700
Long-term lease liabilities	24,342	15,320
Long-term debt	555	290
Other long-term liabilities	82	567
Total liabilities	93,612	64,877
Convertible preferred stock ($0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2021 and December 31, 2020)	—	—
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 41,296,585 and 33,499,953 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively)	4	3
Additional paid-in capital	707,690	364,248
Accumulated other comprehensive income	1,202	599
Accumulated deficit	(146,735)	(153,932)
Total stockholders’ equity	562,161	210,918
Total liabilities, convertible preferred stock and stockholders’ equity	$655,773	$275,795

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$2,257	$2,567	$7,197	$(526)
Interest expense (1)	54	2,506	144	5,309
Income taxes	63	186	819	330
Depreciation and amortization	2,187	1,947	3,778	3,662
Impairment, restructuring and other (2)	1	83	16	92
Acquisition and integration expenses (3)	9,566	—	10,225	—
Other income, net	(43)	(305)	(127)	(326)
Stock-based compensation (4)	1,258	131	2,516	165
Loss on debt extinguishment (5)	—	—	680	—
Investor warrant solicitation fees (6)	844	—	844	—
Adjusted EBITDA	$16,187	$7,115	$26,092	$8,706
Adjusted EBITDA as a percent of net sales	12.1%	7.8%	10.6%	5.5%

Pro Forma Adjusted Net Income	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net Income (Loss)	$2,257	$2,567	$7,197	$(526)
Interest expense (1)	54	2,506	144	5,309
Impairment, restructuring and other (2)	1	83	16	92
Acquisition and integration expenses (3)	9,566	—	10,225	—
Stock-based compensation (4)	1,258	131	2,516	165
Loss on debt extinguishment (5)	—	—	680	—
Investor warrant solicitation fees (6)	844	—	844	—
Incremental public costs (7)	—	(1,088)	—	(2,175)
Income tax expense on adjustments (8)	(1,524)	(212)	(1,875)	(441)
Pro forma adjusted net income	$12,456	$3,987	$19,747	$2,424

Net income per share - pro forma:
Basic	$0.33	$0.12	$0.55	$0.07
Diluted	$0.30	$0.12	$0.49	$0.07
Weighted-average shares outstanding - pro forma:
Basic (9)	37,862,417	33,499,953	35,792,374	33,499,953
Diluted	42,044,929	33,688,681	40,523,686	33,594,317

Notes to reconciliation of GAAP net income (loss) to non-GAAP pro forma net income:
1. Reflects the adjustment to eliminate the historical interest expense for all periods presented that were based upon actual outstanding balances before the application of the net proceeds from our IPO.
2. Reflects the elimination of the impairment, restructuring and other for the periods presented.
3. Reflects the elimination of acquisition and integration investment banking, consulting, transaction services and legal fees incurred for the completed Heavy 16, House & Garden, Aurora, and Greenstar acquisitions and certain potential acquisitions as well as the estimated contingent consideration for H16 (approx. $260) and incremental inventory step-up for H16 (approx. $350).
4. Reflects the elimination of the stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
5. Reflects the elimination of one-time charges for loss on debt extinguishment for 2021.
6. Reflects the elimination of one-time investor warrant solicitation fees.
7. Reflects an estimate of recurring incremental legal, accounting/SOX, D&O insurance, public company director fees and expenses and other compliance costs we expect to incur as a public company.
8. Reflects the tax expense related with adjustments in 1 through 7 above at the normalized tax rate of 13%, which reflects our estimated long-term effective tax rate.
9. Reflects (i) 9,966,667 additional shares of common stock issued in the IPO, (ii) all RSUs converted to common stock as of December 31, 2020, and (iii) the conversion of all of our outstanding Series A Convertible Preferred Stock into common stock, as if all of these transactions occurred at the beginning of fiscal year 2020.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed unaudited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, “Adjusted EBITDA as a percent of net sales”, “Pro Forma Adjusted Net Income” and “Pro Forma Adjusted Net Income per Diluted Share” which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation, employer payroll taxes on share-based compensation and other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Pro Forma Adjusted Net Income as net income (loss) excluding (i) pro forma adjustments to interest expense for all periods presented as if our IPO and the resulting paydown of all outstanding debt had occurred at the beginning of each period presented, (ii) share-based compensation and employer payroll taxes on share-based compensation which have disproportionately impacted select periods presented as certain awards had catch-up vesting conditions triggered by the IPO, (iii) certain other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment), which we do not consider in our evaluation of ongoing operating performance but including (iv) incremental costs of being a public company estimated for the periods presented during which the Company was not yet public and (v) the pro forma income tax expense resulting from the above adjustments to net income.

We define Pro Forma Adjusted Net Income per Diluted Share as pro forma adjusted net income as defined above divided by the weighted average shares that would have been outstanding if our IPO had occurred at the beginning of each period presented.